Exhibit 10.22

RENEWAL AND MODIFICATION AGREEMENT

This Renewal and Modification Agreement (this “Agreement”), dated as of June 21, 2023 for reference purposes only, is made by and between Andersen Tax LLC (“Borrower”) and First Republic Bank (the “Lender”), with reference to the following facts:

A. The Lender has previously made or committed to make a revolving Line of Credit loan in the aggregate maximum principal amount of $20,000,000.00 (the “Loan”) to Borrower.

B. The Loan arises out of that certain Second Amended and Restated Loan Agreement dated May 12, 2017 (as amended, the “Loan Agreement”) to which Borrower and the Lender are parties. All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Agreement.

C. Borrower has now requested that Lender (i) extend the maturity date of the Line of Credit Note from May 15, 2023 to May 15, 2024, and (ii) make certain other changes to the Loan Documents, and Lender has agreed to do so on the terms set forth herein.

THEREFORE, for valuable consideration, the Lender and Borrower agree as follows:

1. Extension of Line of Credit Note Maturity Date. The Maturity Date of the Line of Credit Note is extended to May 15, 2024, at which time the entire unpaid principal balance of the Line of Credit Note, all accrued and unpaid interest and any other outstanding amounts due Lender under the Loan Documents shall be due and payable. The Line of Credit Note and the Loan Documents are amended accordingly, and the Line of Credit Note is being concurrently amended and restated as the Seventh Amended and Restated Promissory Note (Line of Credit — Prime Rate Adjustable — Interest only) dated June 21, 2023 (the “Seventh Amended and Restated Promissory Note”), which Seventh Amended and Restated Promissory Note shall hereafter be deemed to mean the Line of Credit Note, as amended herein.

2. Line of Credit Loan Interest Rate. The interest rate payable of the Line of Credit Loan is amended to provide for an interest rate floor of no less than five percent (5.00%) per annum, pursuant to the terms of the Seventh Amended and Restated Promissory Note.

3. Amendment of Exhibit C. Section 6 of Exhibit C to the Loan Agreement entitled “Financial Covenants.” is hereby amended as follows:

(a) The financial covenant “Debt Service Coverage Ratio” is hereby deleted in its entirety.

(b) The financial covenant “No Additional Indebtedness” is hereby amended and restated as follows:

“No Additional Indebtedness: Borrower shall not directly or indirectly make, create, incur, assume, or permit to exist Indebtedness during the term of this Agreement, excluding (i) Indebtedness owing by Borrower as of the date of this Agreement set forth in the schedule thereof below this paragraph (other than those that are being paid substantially concurrently with the funding of the Loan and so noted thereon); (ii) Indebtedness under the Loan Documents and other borrowings from the Lender; (iii) Indebtedness evidenced by capital leases or purchase money obligations provided that (A) in no event shall the sum of the aggregate principal amount of all capital lease obligations and purchase money obligations permitted by this clause exceed $1,000,000 at any time, and (B) such Indebtedness is used solely to acquire equipment and other fixed assets used in the ordinary course of Borrower’s business and that is secured only by such equipment and other fixed assets, as applicable; (iv) any Indebtedness comprising unsecured intercompany loans between Borrower and AT Holdings, provided that any intercompany loan by Borrower to AT Holdings is evidenced by a promissory note which is pledged to the Lender, and provided that any loans from AT Holdings to Borrower shall contain a subordination provision preventing repayment if any Event of Default exists hereunder, (v) unsecured guaranties by Borrower of (A) Indebtedness

Loan No.       / Obligor No.

or lease or other contractual obligations of any Guarantors incurred in the ordinary course of business to the extent such Indebtedness or lease or other contractual obligations would be permitted to be incurred hereunder by Borrower or (B) Indebtedness to Lender of employees or equity owners of Borrower or any Guarantor with respect to loans by Lender to such persons to finance the purchase of equity interests in Borrower or any Guarantor; (vi) any payments over time which represent redemptions of any equity interests of Borrower or any Guarantor, or a return/refund of capital of any such Persons, paid in each case to any employee, officer, Managing Director or director of any such Person, upon his/her termination of employment, (vii) Indebtedness of Borrower with respect to performance bonds, surety bonds, appeal bonds and custom bonds required in the ordinary course of business, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and custom bonds permitted by this clause shall not at any time exceed $1,000,000; (viii) commercially reasonable multi-year service agreements entered into in the ordinary course of business which provide for payments in installments; (ix) unsecured Indebtedness related to acquisitions by Borrower of other businesses similar to that of Borrower which shall not at any time exceed $10,000,000 in aggregate principal amount, (x) other non-revolving unsecured Indebtedness not in excess of $1,000,000, and (xi) any Indebtedness evidenced by operating leases arising from the implementation of ASC 842 as issued by the Financial Accounting Standards Board.”

(c) Section 2 of the financial covenant entitled “Loans by Borrower” is hereby amended and restated as follows:

“(2) Loans or advances may be made by Borrower or any Guarantor to any affiliate (as defined in Rule 405 under the Securities Act of 1933) of Borrower or to any member of Andersen Global, as long as (a) each such loan or advance is on arm’s length terms, shall mature within 11 years and is approved by the Board of Directors of Borrower or the managing person or body of any Guarantors, and (b) all such loans and advances shall not at any time have an outstanding principal balance in excess of $10,000,000 individually or $15,000,000 in the aggregate; and”

4. Representations and Warranties. As a material inducement to the Lender’s execution of this Agreement, Borrower makes the following warranties and representations to the Lender:

4.1 Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Persons signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally and regardless of whether enforcement is sought in equity or at law). The Persons executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all required action on the part of Borrower.

4.2 There are no Liens affecting all or part or the Collateral, except for the Liens in favor of the Lender and the Permitted Liens.

4.3 No Event of Default has occurred and is continuing.

5. No Modification of Loan Documents. Nothing contained in this Agreement shall be construed to obligate the Lender to extend the time for payment of any Note or otherwise modify any of the Loan Documents in any respect, except as expressly set forth in this Agreement.

6. No Waiver. No waiver by the Lender of any of its rights or remedies in connection with the Loan Documents shall be effective unless such waiver is in writing and signed by the Lender. The Lender’s rights and remedies under this Agreement are cumulative with and in addition to any and all other legal and equitable rights and remedies which the Lender may have in connection with the Loans.

7. Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement and understanding among the parties concerning the matters covered by this Agreement and other Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by the Lender or Borrower concerning the matters covered by this Agreement and the other Loan Documents.

8. Modifications. This Agreement may be modified only by a written agreement signed by Borrower and the Lender.

9. Descriptive Headings; Interpretation. The headings to sections of this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, the term “including” shall be deemed to mean “including without limitation.”

10. Fees. Pursuant to the Loan Documents, Borrower shall pay to the Lender (a) a renewal facility fee of $66,000.00 with respect to the Line of Credit Loan, and (b) all reasonable and documented out-of-pocket costs, charges, and expenses paid or incurred by the Lender in connection with the preparation of this Agreement and the transactions contemplated hereby, including reasonable attorneys’ fees (all of which amounts will be debited from Borrower’s account number    ). Borrower shall pay all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs, incurred by the Lender in enforcing any of the terms of this Agreement or the other Loan Documents, whether or not any legal proceedings are instituted by the Lender.

11. Indemnification. Borrower shall indemnify and hold the Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, suits, reasonable costs and expenses, including reasonable attorneys’ fees and costs, directly arising out of or relating to any commission or brokerage fee or charge claimed to be due or owing to any Person in connection with the transactions contemplated by this Agreement as a result of any act or agreement by the Borrower.

12. No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of the Lender and Borrower, and no other Person shall have any right of action under this Agreement.

13. NO CLAIMS. BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO OFFSETS OR DEDUCTIONS OF ANY KIND AGAINST ANY OR ALL OF THE OBLIGATIONS; AND (B) IT HAS NO DEFENSES OR OTHER CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST THE LENDER IN CONNECTION WITH THE LOANS OR THE COLLATERAL.

14. Continuing Effect of Documents. The Line of Credit Note and the other Loan Documents, as modified by this Agreement, shall remain in full force and effect in accordance with their terms and are affirmed by Borrower.

15. Counterparts; Successors. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Renewal and Modification Agreement as of the date first above written.

BORROWER:		LENDER:

Andersen Tax LLC		First Republic Bank

By:	/s/ Mark L. Vorsatz	By:	/s/ Danika Gamino
Name: Mark L. Vorsatz		Name: Danika Gamino
Title: Chief Executive Officer		Title: Director